Exhibit 21.1
Subsidiaries of Newpark Resources, Inc.
December 31, 2016

1	NEWPARK MATS & INTEGRATED SERVICES LLC
2	DURA-BASE DE MEXICO S.A. DE C.V.
3	DURA-BASE NEVADA, INC.
4	EXCALIBAR MINERALS LLC
5	NEWPARK CANADA, INC.
6	NEWPARK HOLDINGS ALBERTA INC
7	NEWPARK DRILLING FLUIDS LLC
8	NEWPARK ENVIRONMENTAL WATER SOLUTIONS LLC
9	NEWPARK TEXAS, L.L.C.
10	NEWPARK DRILLING FLUIDS S.P.A.
11	NEWPARK DRILLING FLUIDS EASTERN EUROPE S.R.L.
12	NEWPARK DRILLING FLUIDS AFRICA S.A.R.L.
13	NEWPARK DRILLING FLUIDS GERMANY GMBH
14	NEWPARK DRILLING FLUIDS TUNISIA S.A.R.L.
15	AVA INTERNATIONAL DRILLING FLUIDS LTD.
16	AVA ALGERIE E.U.R.L.
17	NEWPARK DRILLING FLUIDS do BRASIL TRATAMENTO de FLUIDOS LTDA.
18	NEWPARK DRILLING FLUIDS PANNONIA KFT
19	DBM SERVICIOS, S.A. de C.V.
20	NEWPARK DRILLING FLUIDS INTERNATIONAL LLC
21	NEWPARK DRILLING FLUIDS PERSONNEL SERVICES LLC
22	TECHNOLOGY AND ENGINEERING FOR DRILLING Fluids JSC
23	NEWPARK LATIN AMERICA LLC
24	NEWPARK PERU S.R.L.
25	NEWPARK AUSTRALIA PTY LTD
26	NEWPARK DRILLING FLUIDS (AUSTRALIA) LIMITED
27	PT RHEOCHEM INDONESIA
28	NEWPARK DRILLING FLUIDS INDIA PRIVATE LIMITED
29	NEWPARK DRILLING FLUIDS (NEW ZEALAND) LIMITED
30	NEWPARK CHILE LIMITADA
31	AVA UKRAINE, LLC
32	TERRAFIRMA ROADWAYS LIMITED
33	NEWPARK DRILLING FLUIDS MIDDLE EAST LIMITED
34	NEWPARK DRILLING FLUIDS GABON SUARL
35	NEWPARK DRILLINGS FLUIDS TRINIDAD AND TOBAGO UNLTD
36	NEWPARK URUGUAY S.R.L.
37	NEWPARK DRILLING FLUIDS HOLDINGS LLC
38	NEWPARK DRILLING FLUIDS ASIA PACIFIC LLC
39	NEWPARK DRILLING FLUIDS KAZAKHSTAN LIMITED LIABILITY PARTNERSHIP
40	PRAGMATIC DRILLING FLUIDS ADDITIVES LTD